Exhibit 5.2

Pearl Cohen Zedek Latzer Baratz LLP

November 29, 2016

BiondVax Pharmaceuticals Ltd.

14 Einstein Street

Nes Ziona, Israel, 74036

Re: Registration Statement on Form F-3

Ladies and Gentlemen,

We have acted as counsel for BiondVax Pharmaceuticals Ltd., an Israeli company (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), of its Registration Statement on Form F-3 (the “Registration Statement”). The Registration Statement relates to the sale from time to time of (i) American Depositary Shares (“ADSs”), each representing forty (40) ordinary shares, par value NIS 0.0000001 per share, of the Company (the “Ordinary Shares”), (ii) warrants (the “Warrants”) to purchase ADSs of the Company, which will be issued under one or more warrant agreements (each a “Warrant Agreement”) between the Company and a warrant agent (the “Warrant Agent”); and (iii) units (the “Units”) consisting of one or more Warrants, Ordinary Shares, ADSs, or any combination of such securities, which will be issued under one or more unit agreements (each a “Unit Agreement”) between the Company and a unit agent (the “Unit Agent”). The ADS’s, Warrants and Units are collectively referred herein as the “Offered Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

For purposes of the opinions hereinafter expressed, we have examined originals or copies, certified and otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary as a basis for the opinions expressed herein. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of the Company and upon certificates of public officials. In making our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

We also have assumed that at the time of execution, issuance and delivery of any Warrants, the related Warrant Agreement will be the valid and legally binding obligation of the Warrant Agent, enforceable against such party in accordance with its terms.

We have assumed further that: (1) at the time of execution, issuance and delivery of any Warrants, the related Warrant Agreement will have been duly authorized, executed and delivered by each of the Company and the Warrant Agent; (and (2) at the time of the issuance and sale of any of the Offered Securities, the terms of the Offered Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Pearl Cohen Zedek Latzer Baratz LLP

In connection with the opinion expressed below, such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Act, we are of the opinion that:

With respect to the Warrants, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Warrants, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Warrants upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Warrant Agreement, such Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus, which forms a part of the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations issued or promulgated thereunder.

This opinion is being delivered to you for your information in connection with the above matter and addresses matters only as of the date hereof.

Very truly yours,

/s/ Pearl Cohen Zedek Latzer Baratz LLP
Pearl Cohen Zedek Latzer Baratz LLP